Exhibit 10.43

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of January 15, 2006 by and between Digirad Corporation, a Delaware Corporation (the “Company”) and Mark Casner (“EXECUTIVE”). The Company and EXECUTIVE are hereinafter collectively referred to as the “Parties,” and individually referred to each or any as a “Party.”

RECITALS

A. WHEREAS, in light of EXECUTIVE’s promotion and other changes in his conditions of employment, the parties wish to amend the Executive Employment Agreement they have entered into on or about September 9, 2005 as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.1 Title/Responsibilities. Effective January 15, 2006, EXECUTIVE shall serve as Chief Executive Officer and President of Digirad Corporation, while remaining President of the Company’s wholly-owned subsidiary, Digirad Imaging Solutions, Inc. (“DIS”), and shall have the normal duties, responsibilities and authority of such office, unless otherwise determined from time to time by the Company’s Board of Directors. EXECUTIVE shall do and perform all services, acts, or responsibilities necessary or advisable to carry out the job duties of Chief Executive Officer and President of Digirad Corporation, and as President of DIS, as assigned by the Company’s Board of Directors, provided, however, that at all times during his employment EXECUTIVE shall be subject to the policies from time to time established by the Board of Directors of the Company.

1.2 Compensation. Beginning on January 15, 2006, Company shall pay EXECUTIVE a base salary of two hundred ninety five thousand Dollars ($295,000.00) per year, payable every two weeks in accordance with the Company’s normal payroll practices. The Company’s Board of Directors shall provide EXECUTIVE with annual performance reviews, and, thereafter, EXECUTIVE shall be entitled to such Base Salary as the Board of Directors may from time to time establish in its sole discretion. For the year 2006, EXECUTIVE shall be entitled to participate in the Company’s bonus plan as established by the Board of Directors from time to time in its sole discretion.

1.3 Stock Options. On January 15, 2006, EXECUTIVE shall also receive from the Company stock options granting EXECUTIVE the right to purchase thirty five thousand (35,000) shares of the Company’s common stock at the price in effect at the close of business on January 9, 2006. The options shall vest over four years in equal monthly intervals, until all the shares are vested and exercisable, subject to EXECUTIVE continuing to be an employee on each such date. The terms and conditions of this stock option grant shall be governed by the Company’s 2004 Stock Incentive Plan and shall be set forth in a separate stock option agreement.

All other terms and conditions of the Executive Employment Agreement shall remain the same.

THE COMPANY:		EXECUTIVE:
DIGIRAD CORPORATION		MARK CASNER
a Delaware Corporation

By:	,
Chief Executive Officer

Date:		Date:

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